Exhibit 99.2

Participants

Bob Higgins Trans World Entertainment Corp. - Chairman & CEO

Tom Seaver Trans World Entertainment Corp. - CFO

CONFERENCE CALL PARTICIPANTS

Harsha Gowda Blue Shore Capital - Analyst

Bill Meyers Miller Asset Management - Analyst

Operator

Good day, ladies and gentlemen, and welcome to the Trans World Entertainment first-quarter 2012 results conference call. At this time, all lines are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will be given at that time. (Operator Instructions) As a reminder, today’s conference call is being recorded.

I would now like to turn the conference over to your host, Bob Higgins, Chairman and CEO. Please begin.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Thank you, Shawn. Good morning. On the call with me today is Mike Honeyman, our President and Chief Operating Officer, and Tom Seaver, our Chief Financial Officer. Thank you for joining us as we discuss our first-quarter results. I am pleased to announce that for the first quarter, our comparable store sales increased 1%. The comp sales increase, coupled with a continued improvement in our gross margin rate and reduced SG&A expenses, helped drive our ninth consecutive quarter of improved operating results.

For the first quarter, our bottom line improved by $5.3 million to a net income of $2.8 million, from a net loss of $2.5 million in the first quarter of 2011. Total sales for the quarter decreased 15% compared to last year’s first quarter, to $112 million, as our average stores in operation also declined by 15%. Now, let me touch on our sales performance by category for the quarter. Video comp sales increased 6%. Video represented 43% of our business during the quarter, versus 42% last year. The comp sales increase for the quarter was driven by the release of Breaking Dawn and strong performance in our catalog business.

Music comp sales declined 9%. The music category represented 33% of our business for the quarter, compared to 37% last year. Electronics comp sales increased 19%. Electronics sales represented 11% of our business for the quarter, compared to 9% last year. Trend comp sales increased 15%. Trend sales represented 8% of our business for the quarter, compared to 7% last year. Video games comp sales were down 10%. Game sales represented 5% of our business for the quarter, the same level as last year. Now, Tom will take you through financial highlights for the quarter. Tom?

Tom Seaver - Trans World Entertainment Corp. - CFO

Thanks, Bob. Good morning. As Bob mentioned, our net income for the quarter improved $5.3 million to $2.8 million, or $0.09 per diluted share, as compared to last year’s net loss of $2.5 million, or a loss of $0.08 per share. EBITDA improved $4.6 million for the quarter to $4.6 million from last year’s EBITDA of $36,000. Our gross margin rate for the quarter increased 50 basis points to 37.2% of sales, from 36.7% last year. The increase in gross profit as a percentage of sales was due to higher margin rates across all product categories. SG&A expenses were $37.3 million, a reduction of 23% on a total sales decline of 15%. SG&A as a percentage of sales was 33.2% compared to 36.7% last year, a 350-basis-point improvement.

The decrease in SG&A expenses was driven by the closing of underperforming stores and continued focus on effective expense management. Net interest expense was $770,000 in the quarter, versus $832,000 last year. We ended the quarter with cash of $62.3 million compared to $29.7 million last year, and did not require any borrowings under our line of credit at any point during the quarter. Year over year, we have lowered our inventory by $42 million, and finished the quarter with $176 million in inventory -- 19% below last year’s $218 million. On a per-square foot basis, this is $74, the same level as last year.

We ended the quarter with 379 stores and 2.4 million square feet in operation, versus last year’s 444 stores and 3 million square feet. During the quarter, the Company operated an average of 383 stores, compared to an average of 451 stores last year. As reported on May 7 in an 8-K filing, we amended our revolving credit agreement. We are pleased that Wells Fargo has expanded their role to be our new lead bank. The amended agreement provides for a five-year, $75 million revolving credit facility.

The amendment provides for longer-term lower interest rates, lower costs, and other favorable terms suitable to our business, which will support our strategic initiatives and growth. The facility underscores our financial strength and provides a strong financial foundation for our Company for the foreseeable future. In addition, during

MAY 17, 2012 TWMC - Q1 2012 Trans World Entertainment Corp. Earnings Conference Call

the first quarter, we eliminated our long-term debt by paying off the mortgage we held on our Florida property. This reduced our long-term debt by $1.7 million. Now, I will turn it back over to Bob.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Thanks, Tom. 2011 marked our return to profitability for the first quarter of 2012 demonstrates continued improvement in our financial results. We continue to make significant progress, and our results reflect that. Our positive comp sales was driven by a strong performance in video and continued strength in our electronics and trend categories. For the first quarter, these two categories combined represented 19% of our business versus 16% last year, and had a 17% comp increase, as we continue to strengthen the product mix in these categories.

The improvement in our operating results has been driven by continued higher gross margin rates in all of our merchandise categories and reductions in operating expenses. We have been able to reduce operating expenses by challenging each and every component of our business to improve and become more efficient, while at the same time investing in people, technology, and merchandise to support our future. We continue to streamline operations, improve processes, and reduce expenses, as demonstrated by the continued leveraging of our SG&A expenses. As Tom mentioned, we ended the quarter with cash of $62 million, without any borrowings on our line of credit.

We are very pleased to have expanded our relationship with Wells Fargo on our amended credit facility. It underscores our financial strengths and supports our ability to fund strategic initiatives and growth. Our strategy for the balance of 2012 is to focus on continuing to challenge every aspect of our business to improve and to deliver better value and an exceptional shopping experience to our customers. In addition, we will continue to invest in our growth categories and to aggressively seize opportunities to drive our sales and operating profits. We are moving in the right direction, and look forward to the remainder of 2012. Now, I would like to open up the call for any questions. Shawn, could you do that for me, please?

Operator

Yes, thank you. (Operator Instructions) Harsha Gowda, Blue Shore.

Harsha Gowda - Blue Shore Capital - Analyst

I have two questions to ask you, but before I start, I just want to commend you on an incredible performance and the continued incredible performance. I think you are really proving the naysayers wrong with your incredible management of the business, and I really want to commend you on that as a shareholder.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Well, thank you very much. It’s the entire team, and I think that is what is important.

Harsha Gowda - Blue Shore Capital - Analyst

Definitely. So, the two questions I have is -- number one, can you give me an idea -- one of our basic theses as an investor in Trans World is that we see you having incredible locations in the US in some of the prime mall space, and we see you having basically boxes where you can sell things. So, we like the fact that you are moving into other products, electronics and trend, as there is a decline in the -- a secular decline in video and music. So, is that going to continue? Are you looking to add new products other than electronics in the trend category? Or is it just this gradual growth, going forward?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

No, we are definitely looking to add new products. And when any of you out there walk the malls today, you will see that there is a lot of products that aren’t offered any more in the mall. And we think there is many opportunities to expand our products line, and we want to make sure we do that properly, so it takes some time to do it. But definitely, we are looking at additional lines.

Harsha Gowda - Blue Shore Capital - Analyst

MAY 17, 2012 TWMC - Q1 2012 Trans World Entertainment Corp. Earnings Conference Call

Okay, great. And can you give me an idea -- what is your average lease term now?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

We are -- well, we are doing -- you will see that, if you read our K, that the -- a lot of leases expire this year. But we have gone back, and we have improved that. So, we are getting more time on the leases where we feel that we need it. And if something is a store that is a C or D piece of real estate, we might keep that at only one year, because we know we can renew it. But we are definitely extending our lease term right now, because we are down to a profitable group of stores.

Harsha Gowda - Blue Shore Capital - Analyst

Okay, great. And the second and final point and question I have is -- you have, as I said, done a great job with the Company, but it seems that you are carrying at least about $1 per share in excess cash. You mentioned many times that you didn’t to have touch the credit line, and now that you have also extended it, sitting there earning low interest, don’t you think it’s a better idea to return that amount to shareholders, so that we could do something with it outside of the Trans World? And returning that cash would have no impact -- no negative impact on the Company’s future performance. So, is that something you are thinking about right now?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Well, I will tell you, the first thing, Harsha, I didn’t think we would be sitting with $62 million in cash at the end of the first quarter, so it’s something that has got my attention. And it’s something I will be discussing with the Board as we go forward.

Harsha Gowda - Blue Shore Capital - Analyst

Great, thanks. And once again, amazing performance. Thank you.

Operator

[Bill Meyers], Miller Asset Management.

Bill Meyers - Miller Asset Management - Analyst

Also congratulations on the quarter.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Thank you, Bill.

Bill Meyers - Miller Asset Management - Analyst

Sure. Could you talk about -- music is down to, I think you said 33% of revenue. But that is still a very major chunk of your revenue. Can you talk about how you see the music situation with CD -- physical CD sales working out, going forward?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Yes, it was interesting that we had a very weak new release schedule in the first quarter. The second and third quarter is a little better in music. But to not think that it’s going to continue to decrease a little bit, I would have to have blinders on. And so, we feel that is one of the reasons we are shifting our merchandise mix and watching it very carefully. But as people do abandon the category, there is still a certain group of people that want to buy CDs, and as there is less and less competition, we would expect to capitalize on that.

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MAY 17, 2012 TWMC - Q1 2012 Trans World Entertainment Corp. Earnings Conference Call

Bill Meyers - Miller Asset Management - Analyst

Okay. And my other question is -- I presume that as you have closed stores, you have moved inventory into your remaining stores. And if you are going to be closing less stores, how is that going to affect your model?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

I think by closing less stores and opening some new stores, it only enhances our model. And we will do that as we see fit. And we definitely will be closing less stores, and we will definitely be opening some new stores. And our requirements of the landlords is -- we need to have a good location within a mall, and we need to open a store that makes money right away. So, they’re our two criterias, which I think are pretty good.

Bill Meyers - Miller Asset Management - Analyst

Okay, thank you.

Operator

(Operator Instructions) I am not showing any other questions in the queue at this time.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Okay. Thank you, Shawn, and thank you, everybody else, for their time today. I would like to take the opportunity to thank everyone for their dedication to our Company, which includes our customers, our vendors, and shareholders, and especially our Trans World associates. We look forward to talking to you about our second-quarter results on August 16. So, thank you very much, everyone.

Operator

Thank you. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the conference. You may now disconnect. Good day.